Exhibit 99


                 PRESS RELEASE DATED JUNE 8, 1999
                   Contact: Rockwell Associates
                          (203) 262-6596

FOR IMMEDIATE RELEASE

            TAYLOR DEVICES,  INC.  TO PURCHASE  SHARES


North Tonawanda, NY, June 8, 1999   Taylor Devices, Inc.
(NASDAQ:TAYD) announced today that, in order to reduce administrative expenses, the Board of Directors authorized the Company's President and Chief Executive Officer, Douglas P. Taylor, to use approximately $75,000 of the Company's cash on hand to offer to purchase all, but not less than all, of the shares tendered by any shareholder owning beneficially or of record as of June 8, 1999, fewer than 100 shares of the Company's outstanding common stock,$.025 par value. Acceptance of the Company's odd lot tender offer is voluntary. Eligible shareholders will be paid $3.30 per share for every share tendered, and will not be charged any broker's fees, commissions or other charges. The Offer will commence on June 11, 1999 and expire on July 12, 1999, unless extended for an additional period. Shareholders holding shares purchased pursuant to the Company's Employee Stock Purchase Plan and Stock Option Plan are not eligible to participate in the Offer. The Board of Directors and Management of the Company make no recommendation as to whether any Eligible Shareholder should accept the Offer.

     Taylor Devices, Inc. employs over 80 people in Western New York, and designs, develops, manufactures, and markets tension control, energy storage and shock absorption devices for use in various types of machinery, equipment and structures, including devices for seismic protection and isolation of wind-induced vibration.